SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AUGUSTA RESOURCE CORPORATION

(Exact name of Registrant as specified in its charter)

Canada (State or other jurisdiction of Incorporation or organization)	N/A (I.R.S. Employer Identification No.)
400 – 837 West Hastings Street Vancouver, British Columbia, Canada V6C 3N6 (Address of Principal Executive Offices)

AUGUSTA RESOURCE CORPORATION STOCK OPTION PLAN, AMENDED AND
RESTATED AS OF JUNE 11, 2009

RESTRICTED SHARE UNIT AND RESTRICTED SHARE PLAN FOR DESIGNATED
PARTICIPANTS OF AUGUSTA RESOURCE CORPORATION AND ITS AFFILIATES,
ADOPTED WITH EFFECT FROM JUNE 11, 2009

(Full title of the plans)

CT Corporation

111 Eight Avenue, 13th Floor

New York, NY 10011

(212) 894-8940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares reserved for issuance pursuant to Equity Compensation Awards to be granted under the Plans	2,040,720(1)	US$2.615(2)	US$5,336,482.80	US$297.78

(1)

Common Shares, without par value, available for issuance by the Registrant pursuant to the Plans described herein; based on 10% of the total number of issued and outstanding Common Shares of the Registrant minus those Common Shares already registered on Form S-8, as calculated as of November 16, 2009.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$2.81 and US$2.42, respectively) for the Registrant’s Common Shares on November 9, 2009, as quoted on the NYSE Amex.

EXPLANATORY NOTES

On March 12, 2009, Augusta Resource Corporation (the “Registrant”) filed a Registration Statement on Form S-8 (SEC File No. 333-157887) (the “Initial S-8”) with the Securities and Exchange Commission (the “SEC”). The Initial S-8 registered 8,714,806 common shares, without par value, of the Registrant (“Common Shares”) to be issued pursuant to the exercise of stock options granted or to be granted under the Augusta Resource Corporation Stock Option Plan, adopted as of May 3, 2004, and as amended and restated as of June 1, 2007.

On June 11, 2009, the Registrant’s shareholders approved the amended and restated Augusta Resource Corporation Stock Option Plan, amended and restated as of June 11, 2009 (the “Option Plan”). On June 11, 2009, the Registrant’s shareholders also approved the adoption of the Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, effective as of June 11, 2009 (the “Share Plan”, together with the Option Plan, the “Plans”).

Pursuant to Section 6 of the Option Plan, the maximum number of Common Shares issuable upon the exercise of stock options (“Stock Options’) granted pursuant to the Option Plan, when taken together with any Common Shares issuable under any other security based compensation arrangements of the Registrant, shall be a maximum of 10% of the issued and outstanding Common Shares of the Registrant from time to time. Pursuant to Section 4.4(a) of the Share Plan, the maximum number of Common Shares issuable upon redemption of restricted share units (“Restricted Share Units”) and upon vesting of restricted shares (“Restricted Shares”, together with Stock Options and Restricted Share Units, “Equity Compensation Awards”) granted pursuant to the Share Plan, when taken together with any Common Shares issuable under any other security based compensation arrangements of the Registrant, shall be a maximum of 10% of the issued and outstanding Common Shares of the Registrant from time to time.

As of November 16, 2009, the Registrant had 106,555,261 Common Shares issued and outstanding and consequently 10,655,526 Common Shares may now be issued pursuant to the exercise, redemption or vesting of Equity Compensation Awards, as applicable, under the Plans. Of these 10,655,526 Common Shares, 8,714,806 Common Shares were registered by the Registrant under the Initial S-8 and since the filing of the Initial S-8, 100,000 Common Shares have been issued upon the exercise of Stock Options outstanding under the Option Plan. Accordingly, this Registration Statement on Form S-8 registers an additional 2,040,720 Common Shares issuable pursuant to the to the exercise, redemption or vesting of Equity Compensation Awards, as applicable, under the Plans.

The contents of the Initial S-8 (File No. 333-157887), as filed with the SEC on March 12, 2009, are incorporated by reference herein.

EXHIBITS

Exhibit Number	Exhibit
4.1	Augusta Resource Corporation Stock Option Plan, adopted May 3, 2004, amended and restated as of June 11, 2009
4.2	Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, adopted with effective from June 11, 2009
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (see page 4 of this Registration Statement)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 17th day of November, 2009.

AUGUSTA RESOURCE CORPORATION

(Registrant)

/s/ Gil Clausen
Name:	Gil Clausen
Title:	President and Chief Executive Officer

(Principal Executive Officer)

/s/ Raghunath Reddy

Name: Raghunath Reddy

Title:	Senior Vice President and Chief Financial Officer

(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Raghunath Reddy his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Gil Glausen Gil Clausen	President, Chief Executive Officer and Director	November 17, 2009

/s/ Donald Clark Donald Clark	Vice President of Administration and Director	November 17, 2009

/s/ Richard W. Warke Richard W. Warke	Director and Executive Chairman	November 17, 2009

/s/ Tim C. Baker Tim C. Baker	Director	November 17, 2009

/s/ W. Durand Eppler W. Durand Eppler	Lead Director	November 17, 2009

Christopher Jennings	Director	November 17, 2009

Michael A. Steeves	Director	November 17, 2009

/s/ Robert Wares Robert Wares	Director	November 17, 2009